                            SHARE PURCHASE AGREEMENT

                                  by and among

                                  T.G. RAMESH,

                       QUINTANT SERVICES PRIVATE LIMITED,

                                      and

                         iGATE GLOBAL SOLUTIONS LIMITED

                                   ----------

                               Dated July 30, 2003

                                   ----------

                                   ==========

                                   ==========

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                            SHARE PURCHASE AGREEMENT

     This SHARE PURCHASE AGREEMENT (this "Agreement") is made on this the
                                                                          -----
day of July, 2003:

                                  BY AND AMONG

T.G. Ramesh, an Indian national aged 36 years residing at No. 1, Pride Orchid, Whitefield Main Road, Tubarahalli, Bangalore 560 066, Karnataka, India ("TGR");

Quintant Services Private Limited, a company incorporated under the [Indian] Companies Act, 1956, as amended (the "Companies Act") and having its registered office at No. 1, Pride Orchid, Whitefield Main Road, Tubarahalli, Bangalore 560 066, Karnataka, India ("Company");

iGATE Global Solutions Limited, a company incorporated under the Companies Act and having its registered office at No. 1, Main Road, Jakkasandra, Off Sarjapur Road, Koramangala Extension, Bangalore 560 034, Karnataka, India ("iGATE Global" or the "Purchaser"); and

iGATE Corporation, a Pennsylvania corporation with its principal place of business at 1000 Commerce Drive, Suite 200, Pittsburgh, PA 15275, USA ("iGATE").

                                    RECITALS

A. WHEREAS, the Company is engaged in the business of offering [business services provisioning] ("Company Business").

B. WHEREAS, TGR currently owns Ten Thousand (10,000) Shares and desires to sell Six Thousand Seven Hundred Thirty (6,730) Shares ("Sale Shares");

C. WHEREAS, TGR desires to sell to the Purchaser, and the Purchaser desires to acquire from TGR, the Sale Shares, upon the terms and subject to the conditions contained in this Agreement;

D. WHEREAS, as a condition to the acquisition of the Sale Shares on the terms and conditions contained in this Agreement, TGR has agreed to enter into the TGR Employment Agreement; and

E. WHEREAS, as a condition to the acquisition of the Sale Shares on the terms and conditions contained in this Agreement, TGR, the Purchaser and iGATE have agreed to enter into the iGATE Global Share Purchase Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, each of the Purchaser, TGR, iGATE and the Company hereby agree as follows:

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                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. In this Agreement, the following terms shall have the following meanings:

     "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debits and insurance entries recorded as receivables in the Books and Records or Audited Financial Statements, or any other amount due to the Company including any refunds and rebates, and the benefit of all securities (including cash deposits), guarantees and other collateral held by or in favour of the Company;

     "Action" means any claim, demand, litigation, action, suit, investigation, proceeding, hearing, complaint, assessment, fine, penalty, inquiry or judgement, administrative or judicial, at law or in equity;

     "Affiliate" with respect to a specified Person, means any other Person (a) directly or indirectly controlling, controlled by or under common control with such specified Person; or (b) who is a Relative of such Person or their Affiliate; provided, however, that, for purposes of this definition, the terms "controlling", "controlled by" or "under common control with" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, or the power to elect or appoint at least 50% of the directors, managers, partners or other individuals exercising similar authority with respect to such Person;

     "Agreement" has the meaning assigned to such term in the preamble to this Agreement;

     "Articles of Association" means the articles of association of the Company;

     "Audited Financial Statements" has the meaning assigned to such term in
Section 4.7(a);

     "Beneficiary" has the meaning assigned to such term in Section 9.3(a);

     "Books and Records" means all books and records of the Company, including financial, corporate, operation and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, files, records, correspondence, and other data and information, financial or otherwise;

     "Closing" has the meaning assigned to such term in Section 3.1;

     "Closing Date" has the meaning assigned to such term in Section 3.1;

     "Companies Act" has the meaning assigned to such term in the preamble to this Agreement;

     "Company" has the meaning assigned to such term in the preamble to this Agreement;

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     "Company Assets" means the assets, properties, rights and interests of every kind, nature and description, tangible or intangible, and wherever situated and by whomsoever possessed or held, that are owned, used, occupied or held by or for the benefit of the Company or any of its subsidiaries;

     "Company Business" has the meaning assigned to such term in Recital A to this Agreement;

     "Continuing Founders" means AS, KM and PM, collectively;

"Continuing Founders Share Purchase Agreement" has the meaning assigned to such term in Recital C"


     "Contract" means any contract, agreement, commitment, obligation, undertaking or understanding, including, without limitation, any note, bond, mortgage, indenture, license or lease;

     "Damages" means all or any damages, claims, penalties, fines, costs, amounts paid in settlements, liabilities (including liabilities for Taxes and liabilities and costs associated with the release or discharge of any Encumbrances), obligations, losses and expenses, and fees, including, without limitation, court costs, attorney's fees, disbursements and expenses in relation thereto;

     "Deposit Agreement" means the deposit agreement dated January 23, 2003 among the Company, the Depositary, and the holders, owners and beneficial owners of restricted ADRs'

     "Depository" means the Deutsche Bank Trust Company Americas, acting through its office at 60 Wall Street, New York, New York,10005, USA

     "Dispute" has the meaning assigned to such term in Section 10.3(a);

     "Encumbrances" means any mortgage, right of way, pledge, equitable interest, prior assignment, hypothecation, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, easement, encroachment or other similar condition, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership;

     "Escrow Agent" means Stanchart, of if Stanchart is unable to act as Escrow Agent for any reason whatsoever, an independent third party appointed by mutual agreement between the Purchaser and TGR;

     "Escrow Agreement" means than agreement, substantially in the form of Exhibit A, to be entered into among the Selling Shareholder, iGATE Global, the Company and the Escrow Agent on the Closing Date and governing the release of the Unvested Shares held by the Selling Shareholder;

     "Escrow Termination Agreement" means than agreement, to be entered into among TGR, the Company and "Sanchart, terminating the "Stanchart Escrow Agreement").

     "GAAP" means generally accepted accounting principles in India;

     "GMR" has the meaning assigned to such term in Recital B to this Agreement;

     "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

     "iGATE" has the meaning assigned to such term in the preamble to this Agreement;

     "iGATE Global Share Purchase Agreement" means the agreement in the form attached hereto as Exhibit C, to be entered into among TGR and iGATE whereby TGR agrees to acquire from iGATE, and iGATE agrees to transfer to, TGR, [__] iGATE Global Shares;

     "iGATE Global Share" means an equity share of par value Rs.4 of iGATE
Global;

     "iGPO" has the meaning assigned to such term in Section 6.9(a);

     "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress; trade names and corporate names (in each case whether registered or unregistered) and all the goodwill associated therewith; all registered and unregistered copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, formulas, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, customer proposals, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights, domestic and foreign;

     "Key Executive Employment Agreement" has the meaning assigned to such term in Section 7.1(g);

     "Key Executives" means [iGATE to insert list of employees];

     "Law" means any law, statute, code, ordinance, regulation or rule of any Governmental Authority;

     "Material Adverse Effect" means a material adverse effect (a) on the business, condition (financial or otherwise), liabilities, assets or operations (or the results of operations) of the Company or the Company Business, or (b) on the ability of TGR or the Company to consummate the transactions contemplated by the Transaction Documents;

     "Memorandum of Association" means the memorandum of association of the Company;

     "Merged Entity" has the meaning assigned to such term in Section 6.9(a);

     "Merger" has the meaning assigned to such term in Section 6.9(a);

     "Non-Continuing Founders" means Luke Helms, a national of the United States of America, aged 59 residing at 9701, E. Happy Valley Road #8, Scottsdale, AZ 85255, USA

                                                                              iv

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and Inder Singh, an Indian national aged 54 residing at 1442, Reliez Valley
Road, Lafayette, CA 94549, USA;

     "Offer" has the meaning assigned to such term in Section 6.11(b);

     "Option" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right, voting trust or agreement, any agreement restructuring sale or transfer, or other agreement or right of a similar nature;

     "Option Period" has the meaning assigned to such term in Section 6.11(b);

     "Orders" means any order, judgement, injunction, award, decree, ruling, charge or writ of any Governmental Authority, including, without limitation, at law or in equity;

     "Outside Date" has the meaning assigned to such term in Section 8.1(b);

     "Party" means a party to this Agreement;

     "Permits" has the meaning assigned to such term in Section 4.12;

     "Person" means any individual, sole, proprietorship, corporation, company, partnership, limited liability company, joint venture, unincorporated society, Governmental Authority, association or trust or any other entity or organization;

     "PM Ventures" PM Ventures Private Limited, a company incorporated under the Companies Act and having its registered office at SKIP House, 25/1 Museum Road, Bangalore 560 025, Karnataka, India;

     "Purchaser" has the meaning assigned to such term in the Preamble to this Agreement;

     "Real Property" means all lands owned by the Company and all plants, buildings, structures, erections, improvements, appurtenances and fixtures situated on or forming part of such lands;

     "Real Property Leases" means leases and subleases of real property used or occupied by the Company;

     "Relative" has the meaning assigned to such term in the Companies Act;

     "Representatives" has the meaning assigned to such term in Section 6.6;

     "Sale Shares" has the meaning assigned to such term in Recital B;

     "Share" means an equity share of the Company of par value Rs.10;

     "Shareholders Agreement" means the shareholders agreement dated January 24, 2003 by and among TGR, the Continuing Founders, the Non-Continuing Founders, GMR, PM Ventures, and the Company;

                                                                               v

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     "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority;

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including any schedule or attachment thereto);

     "Termination Agreement" means the Agreement, in the form attached hereto as Exhibit D, terminating the Shareholders Agreement;

     "TGR" has the meaning assigned to such term in the Preamble to this Agreement;

     "TGR Employment Agreement" means the Agreement, in the form attached hereto as Exhibit F and setting forth the terms on which TGR will be employed by the Company;

     "Third Party Claim" has the meaning assigned to such term in Section
9.3(a);

     "Transaction Documents" means this Agreement and all the deeds, agreements, certificates, guarantees, documents and instruments contemplated by this Agreement;

     "Transfer" or "Transferred" (or words of similar import) with respect to any assets, properties, shares, rights or interests, means the sale, transfer, conveyance, setting over, assignment and delivery of such assets, properties, shares, rights or interests;

     "Unvested Shares" means 2,448 Shares owned by TGR that will be held in escrow pursuant to the Escrow Agreement; and

     "Waiver Agreement" means the Agreement, in the form attached hereto as Exhibit E, waiving certain rights under the Shareholders Agreement.

     1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof in any manner whatsoever.

     1.3 Interpretation; Number and Gender. The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, (a) all references to Articles, Sections, paragraphs, clauses, Exhibits and Schedules are to Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement; and (b) the terms "herein," "hereof," "hereto", "hereunder", "hereinafter" and words of similar import refer to this Agreement as a whole.

     1.4 Schedules. The Schedules and Exhibits to this Agreement, as listed below, form an integral part of this Agreement:

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Schedules       Description
-------------   -----------
Schedule 4.4    Options Granted by the Company
Schedule 4.6    Consents and Approvals
Schedule 4.7    Financial Statements
Schedule 4.9    Intellectual Property Rights
Schedule 4.13   Real Property
Schedule 4.14   Real Property Leases
Schedule 4.15   Employees
Schedule 4.16   Potential Co nflicts of Interest
Schedule 4.17   Contracts
Schedule 4.18   Insurance
Schedule 4.19   Bank Accounts; Powers of Attorney
Schedule 5.4    Purchaser Consent and Approvals
Exhibit A       Form of Escrow Agreement
Exhibit B       Form of Escrow Termination Agreement
Exhibit C       Form of iGATE Global Share Purchase Agreement
Exhibit D       Form of Termination Agreement
Exhibit E       Form of Waiver Agreement
Exhibit F       Form of TGR Employment Agreement
Exhibit G       Form of Key Executive Employment Agreements

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

     2.1 Purchase of Sale Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, TGR shall sell to the Purchaser, and the Purchaser shall purchase from TGR, free and clear of any Encumbrances, the Sale Shares.

     2.2 Purchase Price and Payment. In full consideration of the purchase of the Sale Shares by the Purchaser from TGR, the Purchaser shall pay at the Closing, to TGR, in cash, a total purchase price of Rupees [ ] (Rs. _____) ("Purchase Price"), less any deduction pursuant to Section 2.3; the cash payment pursuant to this Section 2.2 shall be made in immediately available funds by bank wire transfer to such account as is designated in writing for this purpose by TGR at least two business days prior to the Closing.

     [Note to Draft: The Purchase Price will include the amount that will be paid by TGR to iGATE Global to acquire the iGATE Global Shares from iGATE pursuant to the iGATE Global Share Purchase Agreement.]

     2.3 Purchase Price Reduction. TGR and the Purchaser hereby agree that if, at the Closing, the aggregate of the cash in hand and the balances with scheduled banks held by the Company are less than Rupees [____], [__] (__%) of the difference between Rupees [____] and such aggregate amount shall be deducted from the Purchase Price.

     2.4 Stamp Duty and Capital Gains.

          (a) Any stamp duty imposed under applicable Laws relating to the sale of the Sale Shares from TGR to the Purchaser shall be paid by TGR; and

          (b) Any Tax payable under applicable Laws, including as a result of capital gains, if any, as a result of the sale to the Purchaser of the Sale Shares shall be paid by the Selling Shareholder.

                                   ARTICLE III
                             CLOSING AND DELIVERIES

     3.1 Closing. Subject to the terms and conditions of this Agreement, the sale of the Sale Shares by the to the Purchaser (the "Closing") shall take place two (2) business days after the date on which the last of the conditions set forth in Article VII is satisfied or otherwise waived in accordance with the terms of this Agreement, or on such other later date as is unanimously agreed among the Purchaser and TGR in writing. The date on which the Closing occurs shall be referred to in this Agreement as the "Closing Date". The Closing shall take place at [Time] at [Place].

     3.2 Deliveries by TGR. At or prior to the Closing, in addition to such other actions as may be provided for herein, TGR shall deliver or cause to be delivered to the Purchaser, the following:

          (a) Share certificates evidencing the Sale Shares, together with validly stamped share transfer forms, duly executed by him;

          (b) Receipts evidencing receipt by him of the Purchase Price;

          (c) The Escrow Termination Agreement, duly executed by each party thereto;

          (d) The Waiver Agreement, duly executed by each of GMR, PM Ventures, TGR, the Continuing Founders, the Non-Continuing Founders and the Company;

          (e) The Termination Agreement, duly executed by each of GMR, PM Ventures, TGR, the Continuing Founders, the Non-Continuing Founders and the Company;

          (f) The TGR Employment Agreement, duly executed by TGR and the
Company;

          (g) The iGATE Global Share Purchase Agreement, duly executed by TGR;

          (h) The Escrow Agreement, duly executed by the parties thereto;

          (i) The resignation letters of each of the directors of the Company;

          (j) Letters, in form and substance satisfactory to the Purchaser, pursuant to Section 4.4 and Section 4.15(c), from all the beneficiaries of outstanding options to acquire Shares, including under the employee stock option plan of the Company, accepting the termination of such plan and agreeing not to exercise such options;

          (k) A certified copy of the resolutions adopted by the board of directors of the Company authorizing the execution and delivery of the Transaction Documents, and an incumbency certificate of the officers of the Company;

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          (l) The certificates required to be delivered by TGR pursuant to
Section 7.1(l); and

          (m) The Books and Records.

     3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to TGR, the following:

          (a) The Purchase Price less any deduction pursuant to Section 2.3;

          (b) The Escrow Agreement, duly executed by the Purchaser;

          (c) The iGATE Global Share Purchase Agreement, duly executed by iGATE;

          (d) The certificate required to be delivered by the Purchaser pursuant to Section 7.2(d); and

          (e) A certified copy of the resolutions adopted by the board of directors of the Purchaser authorizing the execution and delivery by the Purchaser of the Transaction Documents, and an incumbency certificate of the officers of the Purchaser.

     3.4 Actions by the Company: At the Closing, the board of directors of the Company shall:

          (a) record the transfer of the Sale Shares from TGR to iGATE;

          (b) elect [nominees of iGATE] as directors of the Company; and

          (c) accept the resignations of the existing directors of the Company.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND TGR

     Each of the Company and TGR hereby represent and warrant, jointly and severally, to and for the benefit of the Purchaser, on the date hereof and as of the Closing Date, that:

     4.1 Title to Sale Shares. TGR owns, beneficially, legally and of record, 10,000 Shares, free and clear of all Encumbrances except under the Shareholders Agreement and the Stanchart Escrow Agreement. At the Closing, the Purchaser will acquire good and valid title to the Sale Shares, free and clear of any Encumbrances.

     4.2 Authority; Execution by TGR. Each of the Company and TGR has full power and authority to execute and deliver the Transaction Documents, to perform its/his respective obligations and to consummate the transactions contemplated by the Transaction Documents. Each of the Transaction Documents has been duly and validly executed and delivered by each of the Company and TGR and constitutes a valid and binding obligation of each of the Company and TGR, enforceable against each of the Company and TGR in accordance with their respective terms.

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     4.3 Incorporation of the Company. The Company is a company duly incorporated under the Laws of India and has the requisite corporate power and authority to carry on its business as it is presently being conducted.

     4.4 Capital Structure.

          (a) The authorized capital of the Company is Rupees Three Hundred and Fifty Million (Rs.350,000,000) consisting of Thirty Five Million (35,000,000) Shares of which One Hundred and Fourteen Thousand Six Hundred and Eighty Three Shares are fully paid-up, issued and outstanding and Forty One Thousand Nine Hundred and Forty Four Shares are partly paid-up, issued and outstanding. All the outstanding shares have been duly authorized and validly issued. Except as set forth on Schedule 4.4, there are no authorized or outstanding Options under which the Company may be obligated to issue any Shares or any other securities or equity interests of the Company. Each of the persons who has been granted Options as set forth on Schedule 4.4 shall agree in writing not to exercise any such Options granted to him and such Options shall be validly terminated by the Company. [Note to Draft: Representation to be revised to reflect any shares held by Concours.]

          (b) [Note to Draft: To address subsidiaries of Quintant]

     4.5 No Violation. Neither the execution and delivery of any of the Transaction Documents by TGR or the Company, nor the consummation by TGR or the Company of the transactions contemplated by the Transaction Documents, nor compliance by TGR or the Company with any of the terms or provisions of the Transaction Documents, will (a) violate any provisions of the Memorandum of Association or Articles of Association, (b) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default under, or give rise to any right to termination, cancellation or acceleration with respect to, or result in the loss of a benefit under, or result in the creation of any Encumbrance upon any property or assets of the Company or TGR (including, without limitation, the Sale Shares) pursuant to, any Contract to which any of the Company or TGR is a party or by which the Company or TGR or any of their properties or assets may be subject, or (c) violate any Law applicable to the Company or TGR or to any of their respective properties, Contracts or assets.

     4.6 Consents and Approvals. Except for such approvals as are set forth on
Schedule 4.6, no consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are necessary in connection with (a) the execution and delivery by TGR of any of the Transaction Documents, (b) the performance by TGR of his obligations under the Transaction Documents and (c) the consummation by TGR of the transactions contemplated by the Transaction Documents.

     4.7 Financial Statements; Books and Records.

          (a) Schedule 4.7 contains copies of the audited balance sheet and related profit and loss account of the Company for the year ended June 30, 2003 (the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with GAAP, and present fairly the financial position and results of operations of the Company as of June 30, 2003 and for the period ended June 30, 2003.

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

          (b) The Books and Records are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP and fairly and accurately reflect all of the assets and liabilities of the Company and all Contracts and transactions to which the Company is or was a party or by which the Company or any of its business or assets is or was affected. The minute books of the Company, correct and complete copies of which have been made available to the Purchaser, correctly reflect all resolutions adopted and all other material actions taken at all meetings or through consents of the board of directors and shareholders of the Company.

          (c) The Company has no outstanding claims or liabilities, whether direct, indirect, contingent, absolute, accrued or otherwise, against it nor does there exist any condition, fact or circumstance that will create such claim or liability, except as reflected in the Audited Financial Statements and except for liabilities incurred subsequent to June 30, 2003, in the ordinary course of the Company's business and of the same nature as those set forth in the Audited Financial Statements, none of which are material or arise out of a breach of contract, breach of warranty, tort infringement or violation of Law.

          (d) Since June 30, 2003:

               (i) there has been no event, condition or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

               (ii) there has been no increase in any manner in the rate of compensation of any consultant, officer or other employee employed or retained by the Company or arrangement for the payment of any bonus or special compensation of any kind to any consultant, officer or other employee employed or retained by the Company;

               (iii) there has been no damage to or destruction or loss of any Company Asset whether or not covered by insurance that had or is reasonably expected to have a Material Adverse Effect;

               (iv) there has been no material change in the level of inventories of the Company;

               (v) the Company has not canceled any debts owed or claims (including the settlement of any claims or litigation);

               (vi) the Company has not created incurred or assumed, or agreed to create, incur or assume, any indebtedness other than in the ordinary course of the Company's business);

               (vii) the Company has not entered into any Contract other than in the ordinary course of the Company's business;

               (viii) the Company has not accelerated or delayed collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Company's business;

               (ix) the Company has not delayed or accelerated payments of any accounts payable or other liability of the Company Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Company's business;

               (x) the Company has not changed the manner in any material respect in which the Company Business has been conducted, including billing of clients or collection of Accounts Receivable, purchases of goods and services or payment of accounts payable;

               (xi) the Company has not lost or changed the relationships with any client, supplier, contractor, licensor, or supplier which might reasonably be expected to adversely affect any of the Company Assets or the prospects of the Company;

               (xii) the Company has not made any change in the accounting principles and practices used from those applied in the preparation of the Audited Financial Statements; and

               (xiii) the Company has not entered into any agreement, whether oral or written, to do any of the foregoing.

     4.8 Company Assets. Except for changes in the Company Assets since June 30, 2003, which changes have occurred in the ordinary course of the Company's business, the Company Assets reflected on the Audited Financial Statements comprise the only assets, properties, rights and interests used by the Company.

     4.9 Intellectual Property Rights.

          (a) All (i) patents, patent applications, registered trademarks, registered service marks, registered domain names and applications for the registration of trademarks and service marks and domain names used by the Company in the conduct of the Business, (ii) all proprietary computer software owned or licensed to the Company, and (iii) all unregistered trademarks and service marks and domain names, used by the Company in the conduct of the Business are listed on Schedule 4.9. The Company has not received any notice of any, and to the best knowledge of TGR there is no, infringement or misappropriation by, or conflict with, any third party of or with respect to the Intellectual Property Rights owned, licensed to or used by the Company.

          (b) No infringement of any Intellectual Property Rights of any third party has occurred or results in any way from the operations of the Company Business, no claim or any infringement of any Intellectual Property Rights of any third party has been made or asserted in respect of the operations of the Company and TGR does not have notice or knowledge of any basis for a claim that the operations, activities, products, software, equipment, machinery or processes of the Company or the Company Business infringes any Intellectual Property Rights of any third party.

          (c) Except as set forth in Schedule 4.9, there is no proprietary technology or invention which is material to the conduct of the Company Business.

          (d) Each of the employees, agents, consultants or contractors of the Company who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material owned by the Company has entered into a covenant not to compete with the Company or the subsidiary, as the case may be, and either: (i) is a party to a "work-for-hire" agreement under which the Company or the subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has assigned in favour of the Company or the subsidiary all right, title and interest in such material.

     4.10 Compliance with Law.

          (a) The Company has conducted its business and corporate affairs in accordance with the Memorandum of Association and Articles of Association and in material compliance with all applicable Laws. There is no material violation by the Company or its subsidiaries of, or default with respect to, any statute, regulation, order, decree or judgement of any court or any Governmental Authority. The Company has filed all returns, particulars, resolutions and other documents required to be filed with the Registrar of Companies and complied with all legal requirements in connection with the incorporation of a company and its issuance of Shares.

          (b) There are no Actions pending against the Company or its subsidiaries and, to the best knowledge of the Selling Shareholder, there are no Actions threatened against the Company or its subsidiaries or any basis therefor.

          (c) The Company and its subsidiaries have, within the time and in the manner prescribed by applicable Law, filed with the appropriate Governmental Authorities all Tax Returns that it is required to file and paid all Taxes that have become due pursuant to such Tax Returns or pursuant to any assessment which have become payable. All such Tax Returns were prepared in good faith. All such Tax Returns are complete and there is no Action pending or, to the best knowledge of the Selling Shareholder and the Company, threatened with respect to Taxes of the Company or its subsidiaries and, to the best knowledge of the Selling Shareholder and the Company, no basis exists therefor.

     4.11 Accounts Receivable. The Accounts Receivable are good and collectible at the aggregate collectible amounts and are not subject to any defence, counterclaim or set off.

     4.12 Permits. The Company and its subsidiaries own, hold and possess all franchises, permits, licenses or other governmental authorizations from any Governmental Authority (collectively "Permits") that are necessary to entitle it to own or lease, operate and use the Company Assets and to carry on and conduct its business in the manner presently conducted. The Company and its subsidiaries have materially fulfilled and performed its obligations under each of the Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which might materially adversely affect the rights of the Company and any of its subsidiaries under any such Permit. No notice of cancellation, of default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company or its subsidiaries, and each of the Permits is valid, subsisting and in full force and effect and will continue in full force and effect from and after the Closing, in each case without (i) the occurrence of any breach, default or forfeiture of rights thereunder; or (ii) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

     4.13 Real Property. Schedule 4.13 sets forth a complete list of all the Real Property and a legal description of such Real Property. Except as expressly disclosed in Schedule 4.13:

          (a) The Company is the legal and beneficial owner of the Real Property, with good and marketable title thereto, free and clear of all Encumbrances;

          (b) There are no agreements, undertakings or other documents which affect or relate to the title to, or ownership of the Real Property;

          (c) The Company has not granted any option, right of first refusal or other contractual rights with respect to any of the Real Property;

          (d) The Company has not entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair the Company's right, title and interest in and to the Real Property or the easement rights relating to the Real Property; and

          (e) There are no matters affecting the title, title and interest of the Company in and to the Real Property which, in the aggregate, would materially and adversely affect the ability of the Company to carry on the Company Business on the Real Property.

     4.14 Real Property Leases. Schedule 4.14 sets forth a complete list of the Real Property Leases. Except as disclosed in Schedule 4.14, all interests held by the Company as lessee under the Real Property Leases are free and clear of all Encumbrances of any nature and kind whatsoever. All payments required to be made by the Company pursuant to the Real Property Leases have been duly paid and the Company is not otherwise in default in performing any of its obligations under any Real Property Lease.

     4.15 Employees.

          (a) Schedule 4.15 sets forth a complete list of (i) all employees, together with a description of their respective job titles and responsibilities and annual compensation (including salaries, bonuses, consulting fees, stock options and other incentive or deferred compensation) and (ii) all employee benefit plans including stock option plans and employment Contracts.

          (b) The Company is in compliance with all applicable Laws relating to the employment of labour including, without limitation, any provision thereof relating to wages, hours, collective bargaining, employee health, safety and welfare, and with the terms and conditions of the employment Contracts listed in
Schedule 4.15 and has discharged all of its obligations thereunder, including, without limitation, payment of salaries, on a timely basis.

          (c) A true and complete copy of the employee stock option plan adopted by the Company and the list of options granted pursuant to such option plan is set forth on Schedule 4.15. Prior to the Closing, the Company shall have terminated the stock option plan and each employee who has been granted options under such plan shall have accepted such termination and agreed in writing not to exercise his/her rights in respect of any options granted prior to such termination.

     4.16 Potential Conflicts of Interest. Except as set forth on Schedule 4.16, no director or officer of the Company owns, directly or indirectly, any interest in (except ownership of less than 2% of the outstanding stock of any publicly traded entity so long as such person does not have any active participation in the business or management of such entity) or is a member, officer, director, manager, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of the Company.

     4.17 Contracts.

          (a) Except as described on Schedule 4.17, the Company is not a party to or bound by any Contract that is of a type described below:

               (i) Any agreement or group of related agreements for capital expenditures or the acquisition or construction of fixed assets which requires total future payments in excess of Rs.50,000;

               (ii) Any agreement or group of related agreements for the purchase, maintenance or acquisition, or the sale or supply, of materials, supplies, merchandise, equipment or other property or services that involve consideration in excess of Rs.50,000;

               (iii) Any agreement granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any material right, asset or property of the Company;

               (iv) Any license or royalty agreement;

               (v) Any indenture, mortgage, loan or credit agreement under which the Company has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money or has had imposed any security interest on any of its assets, or any Contract pursuant to which the Company is liable for any liability or obligation of any other Person;

               (vi) Any lease under which the Company is (i) a lessee of, or holds or uses, any machinery, equipment, vehicle or other personal property owned by a third party; or (ii) a lessor of, or makes available for use by any third party, any personal property owned by the Company, which in either case requires aggregate annual payments in excess of Rs.50,000;

               (vii) Any agreement concerning a partnership or joint venture;

               (viii) Any non-competition, restrictive covenant or other agreement that restricts the Company from conducting any business;

               (ix) Any agreement (or group of related agreements) that is not made in the ordinary course of the Company's business;

               (x) any Contract, agreement, arrangement or understanding to provide any indemnity or warranty relating to the products or technology sold or services rendered by the Company; and

               (xi) Any other agreement (or group of related agreements) the performance of which involves consideration in excess of Rs.50,000.

          (b) Each Contract listed or described in Schedule 4.17 is a valid and legally binding obligation of the Company, and is in full force and effect. The Company has performed all material obligations required to be performed by it under the Contracts so listed and is not (and will not be, with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder nor has any party repudiated any provisions of any Contract listed on Schedule 4.17. The Company has made available to the Purchaser a true, correct and complete copy of each Contract described on
Schedule 4.17. Each Contract will continue to be a valid and legally binding obligation of the Company and in full force and effect on identical terms following the consummation of the transactions contemplated by the Transaction Documents.

     4.18 Insurance. Schedule 4.18 lists all policies of insurance covering the Company and its business. All such policies are in full force and effect.

     4.19 Bank Accounts, Powers of Attorney. Set forth on Schedule 4.19 is a true, correct and complete list of (a) each bank (and the address of such bank) in which the Company has an account deposit or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto; and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     4.20 Brokers, Finders and Agents. Neither TGR nor the Company is directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

     4.21 Full Disclosure. Copies of all documents heretofore or hereafter delivered or made available to the Purchaser pursuant hereto were or will be complete and accurate copies of such documents. The representations and warranties of TGR in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein, in light of the circumstances in which they were or are made, not false or misleading. TGR has made available to the Purchaser all information that is material to the Purchaser for the purposes of making a determination to purchase the Sale Shares. All such information is true, adequate and correct in all respects and no material facts have been omitted therefrom that would make such information misleading.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to and for the benefit of TGR, on the date hereof and as of the Closing, that:

     5.1 Incorporation of the Purchaser. The Purchaser is a company duly incorporated under the laws of India, and has full corporate power and authority to carry on its business as it is now being conducted.

     5.2 Authority; Execution. The Purchaser has full power and authority to execute and deliver the Transactions Documents, and subject to the receipt of the approval of its board of directors, to perform its obligations under the Transaction Documents and consummate the transactions contemplated by the Transaction Documents. Subject to the receipt of the approval of its board of directors, the execution and delivery by the Purchaser of each of the Transaction Documents, the performance by the Purchaser of its obligations pursuant to the Transaction Documents and the consummation by the Purchaser of the transactions contemplated by the Transaction Documents have been duly and validly authorized and approved by all requisite action on the part of the Purchaser. Each of the Transactions Documents has been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each of the Company and TGR, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     5.3 No Violation. Neither the execution and delivery of any of the Transaction Documents by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated pursuant to the Transaction Documents, nor compliance by the Purchaser with any of the terms or provisions contained in the Transaction Documents, will (a) violate any provisions of the Articles of Association or Memorandum of Association of the Purchaser, or (b) violate any Law applicable to the Purchaser.

     5.4 Consents and Approvals. Except for such approvals as are set forth on
Schedule 5.4, no consents or approvals of, or filings or registrations with, any Governmental Authority or other Person are necessary in connection with (a) the execution and delivery by the Purchaser of any of the Transaction Documents, (b) the performance by the Purchaser of its obligations under the Transaction Documents and (c) the consummation by the Purchaser of the transactions contemplated by the Transaction Documents.

     5.5 Brokers, Finders and Agents. The Purchaser is not directly or indirectly obligated to anyone acting as a broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

     5.6 Full Disclosure. The representations and warranties of the Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

                                   ARTICLE VI
                 PRE-CLOSING, CLOSING AND POST-CLOSING COVENANTS

     6.1 Conduct of Business. During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, TGR shall conduct the Company Business and operate the Company Assets in the [ordinary course] [Note to Draft: To reference business plan of Quintant] (including, without limitation, using its commercially reasonable efforts to preserve those beneficial relationships with distributors, agents, suppliers and customers of the Company Business, the loss of which could reasonably be expected to have a Material Adverse Effect). Without limiting the generality of the foregoing and during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, except with the prior written approval of the Purchaser, TGR shall not and shall cause the Company not to:

          (a) make any change in the Company Business or make any expenditure which shall exceed the amount budgeted therefor and approved by the board of directors of the Company;

          (b) make any capital expenditure or enter into any Contract or commitment therefor, other than capital expenditures or commitments for capital expenditures referred to in the applicable budget approved by the Company's board of directors;

          (c) enter into any Contract for the purchase of real property or for the sale of any Real Property listed in Schedule 4.13 or exercise any option to extend a lease listed in Schedule 4.14;

          (d) cancel any debts or claims;

          (e) create, incur or assume, or agree to create, incur or assume, any indebtedness (other than in the ordinary course of the Company's business);

          (f) accelerate or delay collection of any notes or Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Company's business;

          (g) delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Company's business;

          (h) change the manner in any material respect in which the Company Business has been conducted, including billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable;

          (i) make, or agree to make, any payment of cash or distribution of assets to any shareholder of the Company, including without limitation, TGR, any of TGR's Affiliates or to any employees;

          (j) authorize, create or issue any securities (equity or otherwise) of the Company or any subsidiary, including, without limitation, equity shares, preference shares, options, warrants, debentures and convertible debt instruments;

          (k) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital disability, welfare or other employee benefit plan;

          (l) make any change in the compensation of the employees or consultants of the Company;

          (m) acquire any securities of any Person; or

          (n) enter into any agreement, whether oral or written, to do any of the foregoing.

                                                                           xviii

     6.2 Agreement to Comply.

          (a) No Party will take any action or fail to take any action that will make any of its representations and warranties not true and correct in all material respects on the Closing Date. Each Party will use its reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other Party's obligations hereunder.

          (b) Each Party will give the other Parties prompt written notice of any material change in any of the information contained in the representations and warranties made in this Agreement that occur prior to the Closing Date; provided, however, that any change in the information contained in the representations and warranties will not relieve such Party of any obligations hereunder if such changes result in a breach of the representations and warranties contained in this Agreement.

     6.3 Satisfaction of Pre-Closing Conditions.

          (a) TGR shall use all commercially reasonable efforts to cause the conditions set forth in Section 7.1 to be satisfied at the earliest practical date and the Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 7.2 to be satisfied at the earliest practical date.

          (b) Each of TGR, the Company and the Purchaser shall use all reasonable best efforts to obtain or satisfy, at the earliest practical date, all consents and regulatory approvals required to be obtained by such party from any Governmental Authority or other Person to authorize, approve or permit the consummation of the transactions contemplated hereby. None of TGR, the Company or the Purchaser shall take any action that will have the effect of delaying, impairing or impeding the receipt of any required consent or regulatory approval.

     6.4 No Solicitation. From the date hereof through and until the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, none of the Company, TGR or any of their respective employees, officers, agents, advisors or representatives shall, directly or indirectly, do any of the following:

          (a) entertain, solicit, initiate, discuss or encourage any inquiries, proposals or offers or indications of interest from any Person other than the Purchaser relating to any acquisition of all or any part of the Sale Shares or all or substantially all of the Company Assets or the Company Business or a merger involving the Company. The Company and TGR agree to promptly notify the Purchaser if any such proposal or offer or any inquiry or contact with any Person with respect to any of the foregoing is made; and

          (b) with respect to any effort or attempt by any other Person to do or attempt to do anything contemplated by Section 6.4(a), (i) participate in any discussions or negotiations; (ii) furnish to any other Person any information with respect to, or afford access to the properties, books or records of or relating to, the Company, the Company Assets or the Company Business; or (iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort.

     6.5 Press Releases and Disclosure. Except as otherwise required by Law, none of TGR or the Company (nor any of TGR's Affiliates) shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, or otherwise disclose this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby to any third party (other than the attorneys, advisers and accountants to the parties to this Agreement) without the written consent of the Purchaser. If TGR or the Company is required by Law to issue or cause the issuance of any public announcement or other communication with respect to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby, such party shall, to the fullest extent possible, notify the Purchaser in writing at least five (5) business days prior to such announcement or communication and such parties shall be given the opportunity to comment on such announcement or communication prior to its release.

     6.6 Access. Prior to the Closing Date TGR will or will cause the Company to, upon reasonable notice and request, (i) give the Purchaser and its authorized representatives and advisors (collectively, "Representatives") reasonable access during normal business hours to all properties and other facilities and Books and Records of the Company; (ii) permit the Purchaser and its Representatives to make such inspections thereof during normal business hours as the Purchaser may reasonably require, including, to the extent required to provide for the transition in handling of administrative functions, an internal control review and systems review by the internal auditing department of the Purchaser; and (iii) cause its employees and advisors to furnish to the Purchaser and its Representatives on a timely basis such information with respect to the Company as the Purchaser or its Representatives will from time to time reasonably request, which will be furnished solely to persons approved by TGR in a format agreed upon by the parties. In the event that as a result of any such investigation any of the officers of the Purchaser receive notice of material facts which, based on information actually known to them, they and the Purchaser will reasonably determine would be required to be disclosed in the Schedules and are not so disclosed, the Purchaser will use reasonable best efforts promptly to inform TGR of such facts; provided, however, that neither the Purchaser nor any of its Representatives will have any obligation to make any inquiry in respect of the foregoing; provided, however, that no such investigation or knowledge heretofore or hereafter made or acquired will in any event constitute or result in any waiver of, or otherwise affect, any of the representations, warranties, covenants or conditions contained herein, all of which, together with all of the Purchaser's rights hereunder to indemnification with respect thereto, will survive any such investigation or knowledge and the Purchaser will have full and absolute rights to enforce all of its rights hereunder.

     6.7 Further Assurances.

          (a) TGR will use his best efforts to implement the provisions of the Transaction Documents, and for such purpose TGR, at the request of the Purchaser, at or after the Closing, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the Purchaser such deeds, assignments and other instruments in addition to those required by this Agreement in form and substance reasonably satisfactory to the Purchaser, and take all such other actions, as the Purchaser may reasonably deem necessary or desirable to implement any provision of this Agreement and other Transaction Documents or to more effectively transfer, convey and assign to the Purchaser good and marketable title to, and to put the Purchaser in actual possession and operating control of the Sale Shares, free and clear of all Encumbrances. The Purchaser will use its best efforts to take all such other actions as TGR may reasonably deem desirable to implement any provision of this Agreement.

          (b) Each Party shall use its best efforts to take, or cause to be taken by others, all necessary actions required to obtain or satisfy, at the earliest practicable date, all consents from any Person necessary to authorize, approve or transfer of the Sale Shares and to consummate and make effective the transactions contemplated by the Transaction Documents and to facilitate the full and expeditious transfer of legal title to the Sale Shares.

     6.9 Merger.

          (a) The parties hereto agree to, following the Closing, cause the Company to be amalgamated with iGATE Global Process Outsourcing Limited, a company incorporated under the Companies Act and an indirect subsidiary of the Purchaser, with its registered office at No. 1, Main Road, Jakkasandra, Off Sarjapur Road, Koramangala Extension, Bangalore 560 034, Karnataka, India ("iGPO"), with iGPO being the surviving company pursuant to such amalgamation (the "Merger") and such surviving entity being renamed iGATE Business Processing Services Limited (the "Merged Entity").

          (b) (i) The Purchaser hereby covenants and agrees that, prior to the
Merger, it shall, directly or indirectly, subscribe to        equity shares of
                                                       ------
par value Rs.    each of iGPO. Each such equity share shall be issued at a
             ---
premium of Rs.    per share and shall initially be issued as partly paid upon
              ---
the payment of Re.1 per share.

               (ii) No later than [one year] following the Closing Date, the Purchaser covenants to cause iGPO or the Merged Entity, if the merger has already occurred, to call the remaining unpaid amounts on the partly paid shares issued pursuant to section 6.9(b)(i). The Purchaser and TGR agree that such shares shall be made fully paid either by the payment of the remaining unpaid subscription amount in cash or by the transfer of the Contact Center Solutions Division of iGATE Global to iGPO or the Merged Entity, if the merger has already occurred.

          (c) The parties hereto agree that the relative valuations of iGPO and the Company shall be such that, immediately following the Merger, the Continuing Founders and TGR shall, collectively, own an aggregate of 8.8% of the issued and outstanding share capital of the Merged Entity.

     6.10 Unvested Shares.

          (a) The Purchaser and TGR hereby covenant and agree that, in the event any Unvested Shares are transferred to the Purchaser pursuant to the Escrow Agreement, the consideration for such Unvested Shares payable by the Purchaser
to TGR will be equal to [     ] per share. The Purchaser and TGR agree that the
                         -----
provisions of this Section 6.10(a) shall apply in the same manner to any shares of Merged Entity issued to TGR at the time of the Merger in exchange for the Unvested Shares.

          (b) TGR hereby further covenants and agrees to assist iGATE in making any regulatory filings and obtaining any regulatory approvals required or desirable under Law in connection with the transfer of the shares contemplated in Section 6.10(a).

     6.11 Right of First Refusal.

          (a) Except as otherwise permitted by the terms of this Section 6.11, TGR shall not, or shall not attempt to, whether pursuant to his statutory right or otherwise, Transfer any of the Shares held by him except with the prior written consent of the Purchaser. Any Transfer of Shares attempted in violation of this Section 6.11 shall be null and void and shall not be binding upon the Company.

          (b) If TGR desires to Transfer all of the Shares then owned by him and not placed in escrow pursuant to the Escrow Agreement to, and receives a bona fide offer to Transfer all such Shares from, any Person (in either such case, an "Offer") and TGR desires to Transfer such Shares to such Person in accordance with such Offer, TGR shall, prior to the completion of any such Transfer, give written notice to the Purchaser offering such Shares to the Purchaser, specifying the Offer and the price to be paid for such Shares pursuant to such Offer (which price shall be a stated amount payable solely in cash at the time of such Transfer), the name and address of such Person, any agreements or documents executed and delivered relating to the Offer and any additional information reasonably required by the Purchaser. The Purchaser shall have, for a period of sixty (60) calendar days after receipt of any such notice (an "Option Period"), an irrevocable option to purchase all the Shares offered to such Person at the price specified in such notice. In the event the Purchaser desires to exercise any such option, the provisions of this Section 6.11 (d) shall apply for the Transfer of the Shares.

          (c) If the Purchaser fails to exercise the option under Section 6.11(b) or if the Purchaser notifies TGR that it has decided not to exercise such option, but has otherwise given its written consent to such Transfer, then TGR shall be free to Transfer all such Shares at any time within sixty (60) calendar days following the earlier of the expiration of the Option Period or receipt of the notice of the Purchaser that it has decided not to exercise such option but has otherwise consented in writing to such Transfer; provided, however, that (i) such Shares shall be Transferred only to the Person to whom the Shares were offered or the Person who offered to purchase the Shares under
Section 6.11(b), as the case may be, and for the price (to be paid in cash) specified in TGR's notice to the Purchaser and (ii) immediately upon and as a condition of the effectiveness of such Transfer, such Person shall assume and agree, by an instrument in form and substance satisfactory to the Purchaser, to carry out all the obligations of TGR in accordance with the terms of this
Section 6.11.

          (d) (i) The rights (as the case may be) of the Purchaser to purchase Shares under Section 6.11(b) may be exercised by the Purchaser and/or its nominee (whether resident in India or outside India) to the fullest extent permitted by applicable law.

               (ii) The parties shall cooperate fully in order to consummate any Transfer undertaken in accordance with the terms of this Section 6.11 and such cooperation shall include the use of best efforts to obtain any approvals of the Governmental Authorities or other Persons that may be required for the completion of such Transfer.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

     7.1 Conditions to the Purchaser's Obligations. The obligation of the Purchaser to consummate the transactions provided for by this Agreement is subject to the satisfaction or the written waiver by the Purchaser, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company and TGR made in this Agreement shall be true and correct both on the date hereof and as of the Closing Date.

          (b) Covenants. Each of TGR and the Company shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by each such Party at or prior to the Closing Date.

          (c) Material Adverse Effect. Since the date hereof, there shall have occurred no event, condition, practice or other matter or occurrence of any event which has had or which could reasonably be expected to have a Material Adverse Effect and there shall have been no discovery of any such event, condition, practice, matter or occurrence.

          (d) Consents. Each of the consents set forth on Schedule 5.4 shall have been obtained.

          (e) No Proceeding, Litigation or Order. To the knowledge of TGR and the Company, no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted and not settled or otherwise terminated. The Company shall not have been joined as a party to any Action, which could have a Materially Adverse Effect on the Company, Company Assets or Company Business.

          (f) Purchaser Board Approval. The board of directors of the Purchaser shall have approved the execution of this Agreement and authorized the performance of the obligations of the Purchaser under the Transaction Documents and the consummation of the transactions contemplated thereby.

          (g) Key Executives. At least 95% of the Key Executives of the Company shall have entered into employment agreements with the Company, in the form attached hereto as Exhibit G (the "Key Executive Employment Agreement").

          (h) Employees. At least 95% of the employees of the Company (excluding the TGR, the Continuing Founders and the Key Executives) shall have agreed to be continue to be employees of the Company following the Closing, on the same terms and conditions as are currently applicable to them.

          (i) Acquisition of Shares held by GMR and PM Ventures. The Purchaser shall have completed the acquisition of the Shares owned by GMR and PM Ventures pursuant to the terms of the share purchase agreement dated the date hereof among iGATE Global, GMR, PM Ventures and the Company.

          (j) Acquisition of Shares held by Non-Continuing Founders. iGATE shall have completed the acquisition of the Shares owned by the Non-Continuing Founders pursuant to the terms of the share purchase agreement dated the date hereof among the Purchaser, the Non-Continuing Founders and the Company.

                                                                           xxiii

          (k) Acquisition of Shares held by the Continuing Founders. iGATE shall have completed the acquisition of the Shares owned by the Continuing Founders pursuant to the terms of the share purchase agreement dated the date hereof among the Purchaser, the Continuing Founders and the Company.

          (l) Certificate of TGR. At the Closing, TGR shall have delivered to the Purchaser a certificate signed by him, dated the Closing Date, to the effect that the conditions specified in Sections 7.1(a), (b), (c), (e), (g) and (h)) have been satisfied.

          (m) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.

          (n) Execution of the iGATE Global Share Purchase Agreement. The iGATE Global Share Purchase Agreement shall have been duly executed by TGR and iGATE.

     7.2 Conditions to TGR's Obligations.

          The obligations of TGR to consummate the transactions provided for by this Agreement are subject to the satisfaction or the written waiver by TGR, on or prior to the Closing Date, of each of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct both on the date hereof and as of the Closing Date.

          (b) Covenants. Purchaser shall have performed and complied with all covenants, obligations and agreements required to be performed or complied with by it at or prior to the Closing Date in all material respects.

          (c) No Proceeding, Litigation or Order. To the knowledge of the Purchaser, no Action challenging the legality of and no Action or Order seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement shall have been instituted against the Purchaser and not settled or otherwise terminated.

          (d) Certificate of the Purchaser. At the Closing, the Purchaser shall have delivered to TGR a certificate executed by a duly authorized officer of the Purchaser and dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a), (b) and (c) have been fulfilled.

          (e) Consents. Each of the consents set forth on Schedule 4.6 shall have been obtained.

          (f) No Adverse Legislation. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the transaction contemplated hereby.

                                  ARTICLE VIII

                                   TERMINATION

     8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

          (a) By written consent of TGR and the Purchaser;

          (b) By any of the Purchaser or TGR if the Closing shall not have
occurred on or before [      ] (the "Outside Date"); provided, however, that the
                       ------
right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

          (c) By TGR or the Purchaser if a condition to his/its obligation to close set forth in Article VII cannot be satisfied prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this
Section 8.1(c) shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure to satisfy a closing condition set forth in Article VII prior to the Outside Date.

     8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, no Party shall have any liability or any further obligation to any other Party, except as provided in this Section 8.2. Nothing herein shall release, or be construed as releasing, any Party hereto from any liability or damage to any other Party hereto arising out of the breaching party's breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Sections 10.2, 10.3, 10.5 and this Section 8.2 shall survive any termination of this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Indemnification by TGR. From and after the Closing, subject to the further provisions of this Article IX, TGR shall indemnify, defend and hold the Purchaser, its Affiliates, and their respective directors, officers, representatives, employees, agents, successors and permitted assigns, harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (a) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Company or TGR in any Transaction Document; and/or (b) the failure of performance (in whole or in part) by the Company or TGR of any of their covenants, obligations or agreements contained in any Transaction Document.

     9.2 Indemnification by the Purchaser. From and after the Closing, subject to the further provisions of this Article IX, the Purchaser shall indemnify, defend and hold TGR and his successors harmless from and against any and all Damages incurred by any of them as a result of, arising from, or in connection with, or relating to (a) any matter inconsistent with, or any breach of, the representations and/or warranties made by the Purchaser in any Transaction Document; and/or (b) any breach or failure of performance (in whole or in part) by the Purchaser of any obligation, covenant or agreement contained in any Transaction Document.

     9.3 Notice of Claim; Right to Participate in and Defend Third Party Claim.

          (a) If any indemnified party receives notice of any Action in respect of which indemnification may be sought under this Agreement (a "Third Party Claim"), and the indemnified party intends to seek indemnification under this Agreement, then the indemnified party (the "Beneficiary") promptly shall provide the indemnifying party with written notice of the Third Party Claim and the relevant facts and circumstances to the extent known; provided, however, that if such claim is under Section 9.1(a) or 9.2(a), notice of the Third Party Claim must be delivered prior to the expiration of the pertinent representation or warranty as described in Section 9.5 of this Agreement. The failure by the Beneficiary to notify an indemnifying party of a Third Party Claim shall not relieve the indemnifying party of any indemnification responsibility under this
Article IX, unless such failure materially prejudices the ability of the indemnifying party to defend such Third Party Claim.

          (b) The indemnifying party shall have the right, at its option and expense, to participate in the defence of such Third Party Claim, but not to control the defence, negotiation or settlement thereof (which control shall at all times rest with the Beneficiary), unless the indemnifying party has a defence or counterclaim in relation to such Third Party Claim which the Beneficiary is not entitled to assert (to the extent necessary to assert and maintain such defence or counterclaim), and the indemnifying party furnishes satisfactory evidence of its financial ability to indemnify the Beneficiary, in which case the indemnifying party may assume such control through counsel of its choice (which counsel shall be satisfactory to the Beneficiary) at its own expense; provided that the Beneficiary shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defence, negotiation or settlement of such Third Party Claim.

          (c) If the indemnifying party does not assume control of the defence of such Third Party Claim, the entire defence, negotiation or settlement of such Third Party Claim by the Beneficiary shall be deemed to have been consented to by, and shall be binding upon, the indemnifying party as fully as though the indemnifying party alone had assumed the defence thereof and a judgement had been entered in such Third Party Claim in respect of such settlement or judgement.

          (d) If the indemnifying party does assume control of the defence of such Third Party Claim, it shall not, without the prior written consent of the Beneficiary, settle such Third Party Claim or consent to entry of any judgement relating thereto which does not include as an unconditional term the giving by the claimant to the Beneficiary a release from all liability in respect of such Third Party Claim.

          (e) The parties to this Agreement agree to cooperate fully with each other in connection with the defence, negotiation or settlement of any such Third Party Claim.

     9.4 Notice of Non-Third Party Claims. Any indemnifiable claim under this Agreement that is not a Third Party Claim must, in order to be valid and effective hereunder, be asserted by the indemnified party by prompt delivery of written notice thereof to the indemnifying party, provided that if such claim is under Section 9.1(a) or 9.2(a), it must be delivered prior to the expiration of the pertinent representation or warranty as provided in Section 9.5 of this Agreement.

     9.5 Survival of Representations and Warranties.

          (a) All the representations and warranties contained in this Agreement, except the representations and warranties of TGR in respect of (i) title to the Sale Shares and (ii) any Tax related matters, shall survive until the date six (6) months following the Closing Date. Any claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties must be made on or before such date.

          (b) The representations and warranties of TGR contained in Section 4.1 shall survive indefinitely and any claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties may be made at any time.

          (c) All the representations and warranties of the Selling Shareholder in respect of any Tax related matters shall survive until the seventh anniversary of the Closing Date. No claim for indemnification relating to any breach of, or any matter inconsistent with, such representations and warranties can be made after the seventh anniversary of the Closing Date (irrespective of whether the breach or inconsistency was found during such period).

     9.6 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, obligations and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance or non-compliance with, any such representation, warranty, covenant, obligation or agreement.

     9.8 Subrogation. After any indemnification payment is made to any indemnified Party pursuant to this Article IX, the indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the indemnified Party against any third party in connection with the Damages to which such payment relates. Without limiting the generality of the preceding sentence, any indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 Amendments; No Waiver. Neither this Agreement nor any provision hereof shall be amended or modified in any manner except by an instrument in writing which refers to this Agreement and is executed by each of the Parties hereto. Any waiver by any Party of any breach of, or failure to comply with or failure to enforce at any time, any of the provisions of this Agreement shall be binding on such Party only if evidenced in writing and

                                                                           xxvii
signed by each of the parties hereto and shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every provision of this Agreement pursuant to the terms hereof.

     10.2 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be duly given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile to a Party at its address set forth below:

     (i) If to the Purchaser, to:

               Address: No. 1, Main Road,
                        -----------------------
                        Jakkasandra, Off Sarjapur Road,
                        -------------------------------
                        Koramangala Extension,
                        -----------------------
                        Bangalore 560 034, Karnataka, India
                        -----------------------------------

                        Facsimile: 080-5522820
                                  -----------------------
                        Attention: Company Secretary
                                  -----------------------

     (ii) If to TGR, to:

               Address: No. 1, Pride Orchid,
                        -----------------------
                        Whitefield Main Road,
                        -----------------------
                        Tubarahalli, Bangalore 560 066, Karnataka, India
                        ------------------------------------------------

                        Facsimile:
                                  -----------------------
                        Attention: Mr. T. G. Ramesh
                                  -----------------------

     (iii) If to the Company, to:

               Address: 93/A, 4th B Cross
                        -----------------------
                        5th Block, Industrial Area
                        --------------------------
                        Koramangala, Bangalore 560 095, Karnataka, India
                        ------------------------------------------------

                        Facsimile: +91-80-552 7594
                                  -----------------------
                        Attention: Company Secretary
                                  -----------------------

or to such other address as the Party to whom such notice is to be given shall have last notified the Party giving the notice in the manner provided in this
Section 10.2. Any notice

                                                                          xxviii
delivered to the Party to whom it is addressed in the manner provided in this
Section 10.2 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day, then the notice shall be deemed to have been given and received on the next business day, then the notice shall be deemed to have been given and received on the next business day. Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth business day following the date of its mailing. Any notice transmitted by facsimile shall be deemed given and received upon receipt of a confirmed answer back following transmission.

     10.3 Dispute Resolution.

          (a) Any dispute or difference or claim arising out of or in connection with this Agreement including the construction, validity, performance or breach thereof (a "Dispute"), which the parties cannot settle by mutual discussions shall be referred to final and binding arbitration under the [Rules of Conciliation and Arbitration of the International Chamber of Commerce.] Such arbitration shall be held in [ ]. All proceedings of such arbitration shall be in the English language.

          (b) [The arbitration panel shall consist of a sole arbitrator who shall be appointed by the Court of Arbitration of the International Chamber of Commerce. The applicable procedural rules shall be the Rules of Conciliation and Arbitration of the International Chamber of Commerce.]

          (c) Arbitration awards rendered shall be final and binding and shall not be subject to any form of appeal. The losing party(ies), as determined by arbitrators, shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees) incurred by the prevailing party(ies), as determined by the arbitrators, in connection with any Dispute unless the arbitrators direct otherwise.

     10.4 Severability. Each Article, Section, paragraph and clause of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. In the event that any provision of this Agreement shall be finally determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted by mutual consultation and agreement of the parties hereto a provision of similar import reflecting the original intent of the parties to the extent permissible under Law.

     10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of India, without giving effect to the principles of conflicts of laws thereof.

     10.6 Assignment. No party hereto shall assign this Agreement or any rights and/or obligations hereunder to any Person, provided, however, that the Purchaser may assign this Agreement or any rights and/or obligations hereunder under this Agreement to any Affiliate of the Purchaser.

     10.7 Expenses. Each Party will bear the legal, accounting and other expenses incurred by such party in connection with the negotiation, preparation and execution of the Transaction Documents, and the transactions contemplated hereby.

     10.8 Entire Agreement. This Agreement, together with its Exhibits and Schedules and the other Transaction Documents constitutes the entire agreement reached between the Parties with respect to the transactions contemplated by this Agreement and may not be amended or modified except pursuant to Section
10.1 of this Agreement. Any and all previous agreements and understandings between the Parties regarding the subject matter of this Agreement, whether written or oral, are superseded, cancelled and terminated by this Agreement.

     10.9 Benefit of Agreement. Nothing herein expressed or implied is intended, nor shall it be construed, to confer upon or give to any Person who is not a party to this Agreement any right, remedy or claim under or by reason of this Agreement or any part hereof.

     10.10 Counterparts. This Agreement may be executed by the Parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the day and year first hereinabove written.


                                        ----------------------------------------
                                        T.G. RAMESH


                                        QUINTANT SERVICES LIMITED


                                        By:
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                 -------------------------------


                                        iGATE GLOBAL SOLUTIONS LIMITED


                                        By:
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                 -------------------------------

                                            Title:
                                                 -------------------------------

                                                                            xxxi